Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes reports preliminary home closings, orders, and backlog for the third quarter of 2017
SCOTTSDALE, Ariz., October 3, 2017 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, reported its preliminary home orders, closings and backlog for the third quarter ended September 30, 2017.
Home closings increased approximately 9% to 1,969 in the third quarter of 2017 from 1,800 in the third quarter of 2016. Net orders increased approximately 8% to 1,874 in the third quarter from 1,737 in the same period of 2016.
Ending backlog increased to 3,333 units at the end of third quarter of 2017, compared to 3,251 at September 30, 2016.
“Considering that two of our largest divisions were severely impacted by hurricanes in the third quarter, we are pleased to have delivered solid year-over-year growth, which could have been even greater without the storms,” said Steven J. Hilton, chairman and chief executive officer for Meritage Homes. “We lost two weeks of production and sales in Houston, which delayed an estimated 30-35 closings and as many as 40 sales during the quarter, though our operations in Houston have been fully up and running for most of September.
“Florida is a different story, where we experienced severe disruptions due to extensive damage to the electrical grid,” he continued. “Sales and production were interrupted for about three weeks, which pushed approximately 20 closings and 50 sales out of the third quarter. We have resumed operations in all of our communities in Florida and are working through many issues, though we’re experiencing general delays in the after-effects of the storms.”

The Company expects to report its full third quarter results on October 27, 2017, and will provide additional details and updated guidance at that time.

The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's expectations with respect to the estimated impacts of the recent hurricanes on our Texas and Florida business in the third quarter of 2017.
Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: potential adverse impacts on our Houston and Florida sales, closings, revenue and costs due to Hurricanes Harvey and Irma; the availability and cost of finished lots and undeveloped land; changes in interest rates and the availability and pricing of residential mortgages; the success of strategic initiatives; shortages in the availability and cost of labor; changes in tax laws that adversely impact us or our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slow absorption rates; impairments of our real estate inventory; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest or option deposits; our potential exposure to and impacts from natural disasters or severe weather conditions; competition; construction defect and home warranty claims; failures in health and safety performance; our success in prevailing on contested tax positions; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; enactment of new laws or regulations or our failure to comply with laws and regulations; our limited geographic diversification; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our compliance with government regulations; the effect of legislative and other governmental actions, orders, policies or initiatives that impact housing, labor availability, construction, mortgage availability, our access to capital, the cost of capital or the economy in general, or other initiatives that seek to restrain growth of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our energy-efficient technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2016 and our subsequent Forms 10-Q, under the caption "Risk Factors," which can be found on our website.

About Meritage Homes Corporation
Meritage Homes is the eighth-largest public homebuilder in the United States, based on homes closed in 2016. Meritage Homes builds and sells single-family homes for first- time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. Meritage Homes builds in markets including Sacramento, San Francisco Bay area, southern coastal and Inland Empire markets in California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver, Colorado; Orlando, Tampa and south Florida; Raleigh and Charlotte, North Carolina; Greenville-Spartanburg and York County, South Carolina; Nashville, Tennessee; and Atlanta, Georgia.
Meritage Homes has designed and built over 100,000 homes in its 32-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage Homes is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award every year since 2013 for innovation and industry leadership in energy efficient homebuilding.